Exhibit 10.31

EXECUTION COPY

RELIEF THERAPEUTICS / NEURORX

BINDING COLLABORATION AGREEMENT

This Binding Collaboration Agreement (this “Agreement”), dated as of September 18, 2020 outlines the terms and conditions of the Collaboration (defined below) between Relief Therapeutics Holding Aktiengesellschaft and its wholly owned subsidiary Therametrics Discovery Aktiengesellschaft (collectively, “Relief”), Swiss corporations, and NeuroRx, Inc. (“NeuroRx”), a Delaware corporation (each a “Party” and, collectively, the “Parties”). The Parties hereby acknowledge and agree that the terms set forth in that certain Non-Disclosure Agreement between the Parties, dated as of September 9, 2020, apply to the terms set forth herein.

1.	Definitions

1.

“Affiliate” means, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least 50% of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least 50% of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For purposes of this Agreement, in no event shall Relief or any of its Affiliates be deemed Affiliates of NeuroRx or any of its Affiliates, nor shall NeuroRx or any of its Affiliates be deemed Affiliates of Relief or any of its Affiliates.

2.	“BARDA” means the United States Biomedical Advanced Research and Development Authority.

3.	“CMC” means chemistry, manufacturing and controls.

4.	“CMO” means contract manufacturing organization.

5.	“Collaboration” means the development and commercialization of the Product as contemplated under this Agreement.

6.	“Commercialization Plan” means a commercial plan for the Product.

7.	“COVID-19” means disease, condition, or ailment caused by, associated with, or reasonably related to, the novel 2019 coronavirus.

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8.	“Development Plan” means a written development plan mutually agreed by the Parties.

9.	“Dr. Javitt” means Jonathan C. Javitt, M.D., M.P.H.

10.	“EU” means the European Union, as its membership may be constituted from time to time and any successor thereto.

11.	“FDA” means the United States Food and Drug Administration or any successor entity thereto.

12.

“Information” means any and all materials, data and other information relating to the subject matter of this Agreement and including: (a) techniques and data, including screens, models, inventions, methods, test data (including, pharmacological, toxicological and clinical test data), analytical and quality control data, marketing, pricing, distribution, costs, and sales data, manufacturing information, and patent and legal data or descriptions (to the extent that disclosure thereof would not result in loss or waiver of privilege or similar protection); (b) compositions of matter, including compounds, biological materials and assays; and (c) the subject matter and content of all discussions and meetings between the Parties regarding the subject matter of this Agreement, in each case, whether or not patentable or copyrightable or subject to protection under applicable trade secret law. As used herein, “clinical test data” shall be deemed to include all information related to the clinical or preclinical testing of the Product, including patient report forms, investigators’ reports, biostatistical, pharmacoeconomic and other related analyses, regulatory filings and communications, and similar data, documentation and information.

13.

“Intellectual Property” or “IP” means any and all intellectual property rights and similar proprietary rights, including Patents, trademarks, copyrights and Information, whether registered or unregistered, and all applications and registrations to register, and renewals and extensions of, any of the foregoing in any jurisdiction.

14.	“JSC” means a joint steering committee.

15.	“Licensee Party” means a Party to this Agreement is receiving from the other Party to the Agreement a license to IP.

16.	“Licensor Party” means a Party to this Agreement that is granting the other Party to this Agreement a license to IP.

17.

“Loss” means any payment, cost, damage, disbursement, expense, loss, liability, deficiency, lost profit, diminution in value, interest, penalties, costs or expenses (including reasonable outside legal, accounting and other professional fees).

18.	“MOA” means mechanism of action.

19.	“NDA” means New Drug Application.

20.

“Net Profits” means gross cash revenue actually received by NeuroRx or Relief, as applicable, for sales of the Product, less all costs and expenses, direct and indirect, incurred or borne by or on behalf of NeuroRx or Relief, respectively, arising in connection with any such sales of the Product. These costs include (but are not limited to), for example, all (i) normal and customary trade and quantity discounts, (ii) reasonable discounts, allowances, credits, chargebacks and refunds (e.g., for any nonconforming, damaged, rejected, outdated, returned,

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withdrawn or recalled Product), (iii) rebates and price reductions and adjustments required by any applicable law or regulation or contract, (iv) sales, value added, excise and all other taxes and duties and any other governmental charges imposed upon the importation or sale of the Product, (v) damages or other losses arising out of or resulting from Third Party claims, (vi) overhead, labor, equipment, warehousing, storage, logistics, freight and transport costs and expenses, and (vii) royalties paid to third parties. In the case of any sale of the Product for consideration other than cash, such as barter or countertrade, Net Profits shall be calculated assuming the fair market value of the consideration received as agreed by the Parties, each acting reasonably and in good faith. The foregoing definition and all financial definitions herein shall be determined in accordance with generally accepted accounting principles as applicable in the United States, or similar accounting principles in Switzerland if applicable, as generally and consistently applied.

21.	“NeuroRx Territory” means the U.S., Canada, and Israel (and, as applicable, all territories and possessions of any of the foregoing).

22.	“NIH” means the United States National Institutes of Health.

23.

“Patents” means any patents and patent applications, together with all additions, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals of any of the foregoing, and all foreign counterparts thereof in any jurisdiction.

24.

“Person” means and includes any individual, partnership, joint venture, limited liability company, corporation, firm, trust, unincorporated organization and government or other department or agency thereof.

25.

“Product” means aviptadil (also known as RLF-100 or a drug name mutually agreed upon by the Parties and approved by the FDA) for any route of administration, including intravenous and inhaled use, as long as Relief funds the research and development costs for developing such use. Relief may use a different brand name in the Relief Territory (as defined below).

26.	“Regulatory Agency” means the FDA or any regulatory body with similar regulatory authority in the United States or any jurisdiction outside the United States.

27.	“Regulatory Exclusivity” means any exclusive marketing authority conveyed by a Regulatory Agency that precludes generic competition.

28.	“Regulatory License” means any marketing authority conveyed by a New Drug Approval, Emergency Use Authorization, fast track approval, or their equivalents granted by a Regulatory Agency.

29.

“Relief Territory” means the EU, Switzerland, Iceland, Norway, the UK, the Channel Islands, Liechtenstein, Monaco, Andorra, Malta, San Marino, and Vatican City (and, as applicable, all territories and possessions of any of the foregoing).

30.

“Revenues” means net sales, together with any other consideration or payments received in connection with the present or future commercialization or licensing of the Product, including license and sublicense fees and milestone payments.

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31.	“ROW Countries” means all countries (and, as applicable, all territories and possessions of any of the foregoing) other than those included in the NeuroRx Territory or the Relief Territory.

32.	“Territory” means, in reference to Relief, the Relief Territory and, in reference to NeuroRx, the NeuroRx Territory.

33.	“Third Party” means any Person other than either Party or any of its respective Affiliates.

34.	“U.S.” and “United States” means the United States (including its territories and possessions) and Puerto Rico.

35.

“Weekly Call” means a recurring weekly call on a day and time to be mutually agreed to by the Parties, the purpose of which will be for the Parties to discuss the Product, the Collaboration and other related matters.

2.	Scope of Collaboration Between Relief and NeuroRx

2.1

NeuroRx and Relief agree that the execution of this Agreement grants each Party complete freedom to operate under the other’s Intellectual Property pertaining to the Product in their respective Territories. Should additional documents be required in the future to perfect this provision, the Parties agree to promptly execute such documents. In the event the Parties are unable to agree upon the terms and conditions of such documents, counsel to each Party shall jointly appoint an arbitrator who will prepare any required documents.

2.2	NeuroRx and Relief will collaborate to assist each other in maximizing sales and revenues from the Product in their respective Territories.

2.3

NeuroRx will lead and have control over the U.S. clinical effort on the Product, subject to the terms set forth herein; and NeuroRx will have control over commercialization of the Product in the NeuroRx Territory, subject to the terms set forth herein. Relief will have control over commercialization of the Product in the Relief Territory, subject to the terms set forth herein. In the event that there exists a conflict between this Section 2.3 and any other provision in this Agreement, Section 2.3 shall control.

2.4

The Parties acknowledge and agree that the Collaboration will allow both Parties to better use their existing assets than they would be able to absent the Collaboration. The Collaboration will enable the development and commercialization of the Product to treat COVID-19 faster and more efficiently than would be possible absent the Collaboration.

3.	Assets to be Utilized in the Collaboration

•	Relief Assets to be utilized in the Collaboration include:

•	Cash or cash equivalents required to continue providing sole funding of the Collaboration;

•	Product drug substance;

•	U.S. Patent No. 8,178,489, related Patents derived from U.S. Patent Application Serial No. 11/817,867 and foreign formulation Patents;

•	U.S. and European Union Orphan Drug Designations related to ARDS, sarcoidosis, and pulmonary hypertension;

•	EU-compliant and possibly U.S.-compliant toxicity file and pre-clinical data; and

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•	Clinical Phase 2 data from prior in-human trials conducted in the EU:

•	Pulmonary fibrosis (failed);

•	Pulmonary hypertension (failed); and

•	Sarcoidosis (+ intermediate endpoint).

•	NeuroRx Assets to be utilized in the Collaboration include:

•	Regulatory Information;

•	Existing U.S. corporation and expertise in U.S. corporate matters;

•	Current authorized United States IND applications that may be used to intravenously deliver the Product in critical COVID-19 cases;

•	Current authorized United States IND for inhaled use of the Product in moderate and severe COVID-19 cases;

•	GCP clinical trial structure with multiple qualified study sites, a Data Monitoring Committee, Advarra IRB, active protocols, and substantial ongoing data collection;

•	IBM Watson grant for transition to IBM Watson electronic data capture system;

•	cGMP formulation and stability data for the Product, sterile product for intravenous and inhaled use;

•	Information regarding manufacturing techniques required to ensure potency of the Product;

•	Ongoing relationship with Operation Warp Speed, NIH, BARDA, and State organizations and related documents, correspondence, submissions and other materials pertaining thereto;

•

Information included or embodied in United States IND 149,152 or United States IND 151,070 and related documents filed, and correspondence and submissions with, the FDA and other materials pertaining thereto;

•	Qualification through SAMS as a qualified USG entity; and

•	Teaming agreements as a SAMS-qualified entity with the Henry Jackson Foundation, ICONgphs, and other BARDA preferred partners.

4.	Development Plan and Budget

4.1.	NeuroRx shall direct, design and implement the entire pathway for U.S. drug approval for the Product (the “Project”).

4.2.

NeuroRx shall be the designated party to all contractual agreements related to the manufacture and marketing of the Product in the NeuroRx Territory with external service providers and the sole named entity on all invoices related to activities associated with the Project. If Relief now or in the future chooses a commercialization partner other than NeuroRx in the NeuroRx Territory pursuant to Section 8.11 hereof, NeuroRx will assign all contractual agreements and Regulatory Licenses to Relief’s chosen commercialization partner.

4.3.

Relief shall be the designated party to all contractual agreements related to the manufacture and marketing of the Product outside the NeuroRx Territory with external service providers and the sole named entity on all invoices related to activities associated with the pathway for marketing approval for the Product outside NeuroRx Territory.

4.4.

NeuroRx is responsible for ensuring that all activities undertaken under the Project (a) comply with the Development Plan, (b) do not exceed 30% of the budget contemplated by Relief’s Board of Directors on March 22, 2020 (as may be amended by the written agreement of Relief and NeuroRx) and (c) comply with all applicable laws.

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4.5.

Given that Relief is a 50% partner in Net Profits earned in the NeuroRx Territory, all individual employees paid in excess of $500,000 shall be reasonably acceptable to Relief, such agreement not to be unreasonably withheld or delayed.

4.6.

The Parties recognize that the March 22, 2020 budget did not contemplate the costs that have been incurred for drug formulation, manufacture, CMC, stability, etc., which costs have been funded by Relief.

4.7.

Material updates or changes to the Development Plan or the budget (i.e., increased costs in the aggregate which exceed 30%) for the Project shall be approved by Relief’s Board of Directors, which shall not be unreasonably withheld or delayed.

4.8.

Each of NeuroRx and Relief shall refrain from contacting any representative of any service provider, supplier or vendor in the NeuroRx Territory, in the case of Relief, and in the Relief Territory, in the case of NeuroRx, engaged or otherwise involved in the Project (including any and all service providers, suppliers and vendors involved in the performance of clinical development activities associated with the Product) in a manner that is reasonably likely to have a material and adverse effect on the Project without providing the other Party with reasonable prior written notice and the opportunity to participate in discussions and negotiations therewith; provided that NeuroRx shall not be obligated to provide such advance notice or opportunity to participate to Relief solely to the extent such contact is imminently necessary to provide patient care and provided that NeuroRx provides notice to Relief of such contact immediately thereafter.

4.9.

Revenues from grants, Priority Review Vouchers, or any other similar sources, shall be divided between the Parties as follows: in the NeuroRx Territory 50/50 and in the Relief Territory 85/15, and on an 80/20 basis in Relief’s favor in the ROW Countries.

5.	Exclusivity and Cooperation

5.1.

Unless otherwise provided herein, each of NeuroRx and Relief shall refrain from, and shall use commercially reasonable efforts to cause its Affiliates to refrain from, directly or indirectly (which for the avoidance of doubt shall include via any Person that is an equity holder of any of the foregoing) engaging in any development activities for, or conducting any unilateral bids to identify or solicit bids from contract manufacturers to synthesize or formulate, any drug or any related substance, product or treatment intended to be used to treat, combat, ameliorate, prevent or mitigate the effects of COVID-19 or any ailment reasonably related thereto that does or could reasonably be expected to compete against or reduce sales (or other monetization) of the Product. To the extent NeuroRx or any of its Affiliates controls any Third Party that are related to the Product or the development of the Product, this restriction shall also apply to each such Third Party.

5.2.

It is acknowledged and agreed that each Party retains the right to develop and own IP that is not related to the Collaboration in any way, and Relief retains the freedom to operate and in-license the development of treatments for indications other than COVID-19 that use the same or a different MOA than the Product.

5.3.

Relief may elect to fund all expenses associated with RLF-100 and/or related molecules in areas outside COVID-19. Should Relief elect to do so, NeuroRx will have the option to participate in the clinical and regulatory development of the drug and/or related molecules in those areas, but if it does not exercise its option to participate (i.e., within 30 days of receipt of written notice by

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Relief of its initiation of development programs in those areas), then Relief shall be entitled to select a different development partner or conduct the work itself, without further obligation to NeuroRx with respect to future sales of the drug and/or related molecules in those indications. NeuroRx shall receive an opt-in right if it is involved with the clinical and regulatory development of the drug and/or related molecules in these non-COVID-19 indications, and if NeuroRx exercises such an opt-in right for those indications in its Territories (namely, the United States, Israel and Canada), it shall be entitled to 50% of the Net Profits in those areas if it commercializes the drug and/or related molecules for those indications. If NeuroRx does not exercise its opt-in right (i.e., within 30 days of written notice by Relief of the release of positive clinical data from those studies), then it shall not be entitled to any revenue split whatsoever. Relief shall own all rights to all Revenues and Net Profits in areas outside the NeuroRx Territory and shall fund and conduct all development, regulatory and commercial costs in those areas.

5.4.

If NeuroRx or any of its Affiliates seeks to develop itself or collaborate with another Person on any treatment for acute respiratory distress syndrome, acute lung injury, asthma, chronic obstructive pulmonary disease, idiopathic pulmonary fibrosis, sarcoidosis, and influenza, regardless of MOA, which, in each case, is non-COVID related, then: (a) if Relief provides all funding, it shall be entitled to 50% of NeuroRx’s Net Profits, and (b) if Relief does not provide all funding, it shall be entitled to 2.5% of NeuroRx’s Net Profits.

5.5.

Each of NeuroRx and Relief agree to work cooperatively to enhance the value of the Product through the pursuit of business development initiatives, including solicitation of partnership or distribution arrangements aimed at facilitating the advancement and commercialization of the Product. Both Parties shall make every effort to ensure that such solicitations can be advanced in a timely manner, including execution of non-disclosure or confidentiality agreements and sharing of necessary information with prospective partners.

5.6.

Each Party shall, as promptly as reasonably practicable, inform the other Party and regularly report its business development activities that pertain to this Agreement and the Product to the other Party. Without limiting the generality of the foregoing, representatives from the Parties, including Dr. Javitt and Aaron Gorovitz on behalf of NeuroRx, will attend the Weekly Calls to report all updates on the Product and the Collaboration to Relief.

5.7.

Any material licensing, partnership or distribution or other similar agreement proposed by a Third Party entity with respect to the Product shall be subject to express prior written consent of each Party (such consent not to be unreasonably withheld or delayed).

5.8.

Each of the Parties shall refrain from, and shall use commercially reasonable efforts to cause its Affiliates to refrain from, taking any action, or permitting any Person from taking any action that could frustrate the exclusivity provisions set forth above.

6.	Invoices and Audit Right

6.1.

NeuroRx shall, as promptly as reasonably practicable, provide accurate and complete vendor and other service provider invoices, along with supporting documentation and any other information reasonably requested by Relief, and Relief shall pay such invoices in accordance with the approved budget for the Project and the terms of the applicable vendor or service provider contract.

6.2.

Within 15 business days of the effectiveness of this Agreement, NeuroRx shall provide to Relief all invoices, purchase orders, receipts, contracts (both written as well as a description of the material terms of any oral agreements that are legally binding), and expense documentation for any costs incurred with respect to its Product development activities through such date.

6.3.	Relief shall have customary and reasonable rights to access all books and financial records of NeuroRx and its Affiliates with respect to the Project.

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6.4.

If and to the extent approved by the applicable Third Party contractors, Relief shall also have customary and reasonable rights to access relevant records of material Third Party contractors engaged by NeuroRx or any of its Affiliates with respect to the Project, and NeuroRx shall cooperate with Relief with respect to Relief’s obtaining such records.

7.	Press Releases and Material Information

7.1.

None of NeuroRx, Relief, any of its respective Affiliates or any Person acting at the direction or on behalf of NeuroRx, Relief or any of its respective Affiliates, shall issue any press releases or public statements pertaining to the Collaboration, the Project, the Product or any related activities or subject matter without prior express written consent of the other Party, except as required by applicable laws in which case the issuing Party or Person shall provide the other Party with reasonable prior written notice thereof. All press releases regarding the Product shall be issued in accordance with all applicable laws. The Parties recognize that press interviews will be given by both Parties, and a set of talking points regarding the Collaboration, the Project, the Product and any related activities or subject matter will be prepared at the Weekly Calls, approved by NeuroRx and Relief, and provided to each Party. Each Party shall adhere, and shall require its Affiliates and other Third Parties acting on such Party’s or its Affiliates’ behalf to adhere, to such talking points.

7.2.

In part due to the fact that Relief is publicly listed in Switzerland and regulated by the Swiss Stock Exchange (SIX), NeuroRx commits to coordinate and cooperate with Relief regarding the timely public release of all material information pertaining to the development and commercialization of the Product. Such information will be discussed on the Weekly Calls, and more frequently as may be necessary to comply with Relief’s obligations. This clause shall be deemed to refer to, but shall not be construed to obligate the release of, scientific or other similar documents, materials, date or information, before its primary authors consider the foregoing appropriate for public release.

7.3.

During the Weekly Calls, or more frequently as necessary or reasonably requested by Relief, NeuroRx shall provide progress reports and status updates to Relief regarding the RLF-100 development program, including ongoing updates regarding all current and planned clinical trials, clinical activity profile of the Product, technical specifications, stability data, and any other information that pertains to the composition and formulation of the Product in any of its manifestations. Any and all drug-related serious adverse events as defined by the FDA shall be transmitted by NeuroRx to Relief in a timely manner, and in no event less frequently or later than the Weekly Calls.

7.4.

NeuroRx shall promptly furnish to Relief, subject to approval, if needed, by applicable licensors in license agreements to which NeuroRx is licensee, any and all information in its possession, including IND filings owned or licensed by NeuroRx, that is not currently in the public domain pertaining to (i) the clinical activity profile of the Product, (ii) technical specifications, (iii) stability data, (iv) the composition and formulation of the Product in any of its manifestations, and (v) any financing arrangement that reasonably relates to the Product or Collaboration, including any such financing with any Prior Funding Source (defined below).

7.5.

Within three business days of the effective date of this Agreement (or earlier if required by any applicable law or securities exchange regulations), the Parties shall jointly release an agreed upon press release that indicates what each Party brought to the Collaboration and how the Parties intend to move forward with the Collaboration. In the event that the Parties are unable to mutually agree on any such joint press release, counsel for each Party shall agree on and appoint a mediator who will decide the issue within 3 days.

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8.	Consideration

8.1.

Relief shall fund the estimated $8.3 million clinical trial budget as approved by Relief’s Board of Directors on March 22, 2020 and as may be amended by the written agreement of Relief and NeuroRx. It is understood that clinical research budgets are estimates only because one can never know exactly how many patients will be enrolled, what actual medical costs will be, how many hours will be spent on statistics, report-writing, etc. That being said, any amended budget shall be subject to prior approval by Relief and NeuroRx and shall provide for reasonable cost overruns based on changes in the regulatory environment and requirements. Budget overages of less than 30% shall be automatically approved. In the event that Relief does not approve additional overages, NeuroRx shall be free to bring in other Persons in order to complete the Project.

8.2.

Relief shall fund the costs of formulation and stability of the Product at MediSourceRx and Bachem, together with technology transfer to Nephron Pharmaceuticals or other mutually agreeable commercial manufacturers.

8.3.	Relief shall fund the documented costs of purchasing drug substance from Bachem and manufacturing drug product at MediSourceRx and Nephron Pharmaceuticals.

8.4.	Relief shall be reimbursed for all costs of goods sold paid for by Relief prior to calculating any Net Profit sharing by the Parties in any Territory as set forth in this Agreement.

8.5.

Each Party will develop a Commercialization Plan for the Product for such Party’s respective Territory mutually agreed upon by the other Party (such agreement not to be unreasonably withheld, conditioned or delayed) within 60 days hereof. In the event that the Parties are unable to mutually agree on any such Commercialization Plan, counsel for each Party shall jointly appoint an arbitrator who will decide the issue in binding arbitration within 14 days.

8.6.

If there is a dispute regarding either Party’s Commercialization Plan, the Parties will engage a mutually agreed arbiter, and any costs with respect to such engagement shall be shared on a 50/50 basis by the Parties.

8.7.	Each Party will use “commercially reasonable efforts” to commercialize Product in its respective Territory consistent with its Commercialization Plan.

8.8.

Each of NeuroRx and Relief can audit the distributor as needed. Final decisions regarding the distribution partner in the NeuroRx territory shall be made by NeuroRx, and final decisions regarding the distribution partner for the Relief Territory shall be made by Relief.

8.9.	Each Party will provide access and right of reference to all existing clinical, non-clinical, and CMC information for the Product that it owns or licenses from a Third Party.

8.10.

Each Party will have full rights to commercialize the Product in its respective Territory, in each case, subject to its Commercialization Plan including, e.g., the right to commercialize Product in its respective Territory itself or through any licensees, distributors or other Third Parties and with the right to contract with contract research organizations, contract marketing organizations and other Third Parties. Each Party agrees not to commercialize the Product in the other Party’s Territory.

8.11.

The Parties acknowledge that the efficacy of RLF-100 is currently unknown and the commercial sales model will be driven by the efficacy-driven label together with the available patient population. Entry of vaccines and other therapeutics could dramatically alter the incidence of Critical COVID-19 with Respiratory Failure as can the overall incidence of SARS-CoV-2 infection. For this reason the Parties have agreed to engage IQVIA to build a commercial sales model based on the Target Product Profile that is informed by interviews with physicians, payers, and hospitals. This model will yield a target price point and potential market penetration. The actual sales target will be adjusted up or down by changes in the actual infection rate as reported

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by the CDC. NeuroRx will commit to a standard peak sales penetration model together with Relief, which is typically 20%/40%/60%/80%/100% of forecast peak sales in years 1-5 respectively. Should NeuroRx underperform its target by 30% or more without macroscopic changes in the market environment, Relief shall have the right to demand an outside sales entity be engaged to manage US sales.

9.	Profit Sharing

9.1.

NeuroRx shall receive 50% of Net Profits and Relief shall receive 50% of Net Profits from the Product sales in the NeuroRx Territory. NeuroRx shall maintain books and records sufficient to confirm the Net Profits generated from the sales of Product in the NeuroRx Territory consistent with GAAP. Relief will have the right (itself or through an independent auditor) to audit NeuroRx’s books and records to confirm the Net Profits from NeuroRx’s sales of Product in the NeuroRx Territory.

9.2.

NeuroRx shall receive 15% of Net Profits and Relief shall receive 85% of Net Profits from the Product sales in the Relief Territory. Relief shall maintain books and records sufficient to confirm the Net Profits generated from the sales of Product in the Relief Territory consistent with GAAP. NeuroRx shall have the right (itself or through an independent auditor) to audit Relief’s books and records to confirm the Net Profits from Relief’s sales of Product in the Relief Territory. Should Relief request assistance from NeuroRx in clinical development, manufacture, or commercialization, NeuroRx shall be entitled to additional consideration as agreed between the Parties.

9.3.

NeuroRx shall receive 20% of Net Profits and Relief shall receive 80% of Net Profits from the Product sales in the ROW Countries. Relief shall maintain books and records sufficient to confirm the Net Profits generated from the sales of Product in the ROW Countries consistent with GAAP. NeuroRx shall have the right (itself or through an independent auditor) to audit Relief’s books and records to confirm the Net Profits from Relief’s sales of Product in the ROW Countries. Should Relief request assistance from NeuroRx in clinical development, manufacture, or commercialization, NeuroRx shall be entitled to additional consideration as agreed between the Parties.

10.	Intellectual Property and Regulatory Approvals

10.1.

Each Party shall appoint a law firm acceptable to the other to manage the filing of applications and the prosecution thereof and the ownership (which may not necessarily follow inventorship), protection, maintenance, enforcement, and defense of Patents, trademarks and other IP in their respective Territories and, as applicable, any ROW Countries, other customary IP provisions, and any other provisions mutually agreed upon by the Parties. Relief agrees that the firm appointed by NeuroRx may be Kirkland & Ellis, LLP.

10.2.

Following the date hereof NeuroRx and Relief shall disclose to one another all IP owned, licensed, or claimed by each in order to permit the parties to implement all cross-licensing or other arrangement involving ownership and licensing of IP between the Parties, subject to approval, if needed, by applicable licensors in license agreements.

10.3.

Relief agrees NeuroRx shall be designated as the sole applicant on any NDA or other application for a Regulatory License submitted to FDA with respect to the Product. The Parties agree that Relief shall jointly control all material decisions related to the NDA or other application for a Regulatory License and related matters and receive half the economic benefit of all NDAs or other Regulatory Licenses and related IP and commercialization thereof in the United States.

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10.4.

All IP, including all Patents or Information, that is related to the Collaboration or the Product and (a) is or was created, developed, invented, made or enhanced by NeuroRx, any of its Affiliates, Dr. Javitt, or any Third Party vendor or service provider for or on behalf of NeuroRx, any of its Affiliates or Dr. Javitt, (b) is owned or licensed by NeuroRx, any of its Affiliates or Dr. Javitt, or (c) the creation, development, invention, making or enhancement of which was funded in any manner by Relief (all such IP, “Prior IP”) is set forth on Schedule A hereto.

10.5.

Each of NeuroRx (on behalf of itself and its Affiliates) and Dr. Javitt shall, and shall use commercially reasonable efforts to cause each of its respective Affiliates, vendors and service providers, as applicable, to, irrevocably crosslicense to Relief for use in its territory all of their respective right, title and interest in, to and under the Prior IP (and shall abandon or assign to Relief the US trademark application for “RLF-100” after signing this Agreement), and each of NeuroRx and Dr. Javitt shall take, and shall use commercially reasonable efforts to cause each of its respective Affiliates, vendors and service providers, as applicable, to take, all necessary actions to obtain, effectuate and perfect such assignments.

10.6.

Relief (on behalf of itself and its Affiliates) hereby, and shall promptly cause each of its respective Affiliates, vendors and service providers, as applicable, to, irrevocably crosslicense to NeuroRx for use in its territory all of their respective right, title and interest in, to and under the Prior IP, and Relief shall take, and shall promptly cause each of its respective Affiliates, vendors and service providers, as applicable, to take, all necessary actions to obtain, effectuate and perfect such assignments.

10.7.

Intellectual Property that is developed jointly by the Parties relating to the Product during the term of this Agreement will be owned jointly by the Parties in accordance with US patent law (“Joint IP”). To be considered Joint IP, the subject Intellectual Property shall be invented by at least one employee, contractor or agent of each Party (each, a “Party Inventor”) working collaboratively with one another regardless of the location(s) in which the respective Party Inventors conduct the inventive activities that contribute to the invention of the Joint IP. Relief will assign to NeuroRx its rights in such Joint IP in the NeuroRx Territory, and NeuroRx will assign to Relief its rights in such Joint IP in the Relief Territory. The Parties will ensure that the rights to Joint IP necessary to ensure freedom to operate for each Party in the ROW Countries are cross-licensed in the license grants contemplated in this Section 10.

10.8.

All publications and manuscripts, whether published or submitted or proposed for publication, related to the Product and authored by Dr. Javitt or any employee, consultant or contractor of NeuroRx, any of its Affiliates or Dr. Javitt as of the effective date of this Agreement (“Prior Publications”) are set forth on Schedule B hereto.

10.9.

All sources, aside from Relief, that have provided or agreed to provide any capital, funding, grants, or financial support in any form to Dr. Javitt or NeuroRx to be used in connection with, or to in any manner further, the Collaboration or any element thereof., and the amounts provided, as of the effective date of this Agreement (“Prior Funding Sources”) are set forth on Schedule C hereto. Prior to the date hereof, NeuroRx has provided Relief with all documentation related to any financing or other related matters with each Prior Funding Source.

11.	Representations and Warranties

Each of the Parties hereby represents and warrants to the other Party, as of the date hereof, as follows:

•

Such Party is duly organized or incorporated (as the case may be), validly existing and in good standing under the jurisdiction of its incorporation or organization, has all requisite power and authority to carry on its business as now conducted, has full power and authority to enter into this Agreement, consummate the transactions contemplated hereby and to perform its obligations hereunder.

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•	The execution, delivery and performance by such Party and the consummation of the transactions contemplated hereby:

•

(a) have been duly and validly authorized and approved by the board of directors of such Party, and no other corporate actions or proceedings on the part thereof is necessary to authorize this Agreement and the transactions contemplated hereby;

•	(b) to the best of such Party’s knowledge, do not and will not result in the creation or imposition of any liens with respect to any of the material assets or properties of such Party; and

•

(c) to the best of such Party’s knowledge, do not and will not result in a violation or breach of or conflict with (i) such Party’s articles, bylaws, or other organizational documents, (ii) any law, rule, regulation or order to which such Party is subject, or (iii) any judgment, order, or decree of any governmental authority to which such Party is subject, or otherwise result in a violation or breach of or conflict with, or constitute a default under, or result in the acceleration of any material provision of, any contract or agreement to which such Party is bound.

•

The provisions set forth in this Agreement constitute legal, valid and binding obligations of such Party enforceable against such Party in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity), public policy or national security.

•

Such Party is in material compliance with all applicable laws, regulations, rules and orders and there is no basis that, with or without notice or the passage of time (or both), would, individually or in the aggregate, be reasonably expected to constitute or give rise to a violation of, any applicable law, regulation, rule or order.

•	There are no actions pending against or affecting such Party’s ability to enter into or complete its obligations under this Agreement.

•

Neither this Agreement (including the Schedules hereto) nor any other documents, certificates or instruments furnished by a Party to the other Party its Affiliates in connection with the Collaboration contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

•

Notwithstanding the foregoing, each Party, on its own behalf and on behalf of its respective Affiliates, acknowledges and agrees that (a) such Party’s representations and warranties set forth herein constitute the sole and exclusive representations and warranties of such Party in connection with the Agreement and the transactions contemplated hereunder; (ii) neither such Party, nor any of its representatives or Affiliates, nor any other Person makes, or has made, any other express or implied representation or warranty with respect to the Agreement or the transactions contemplated hereunder; and (iii) each Party is relying solely upon the other Party’s representations and warranties hereunder and are not relying, and have not relied, upon any other information, document or material provided to or made available to such Party, or any of its representatives or Affiliates (including the completeness or accuracy thereof), whether oral or written, delivered to or made available prior to or after the date hereof.

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Other Terms

12.1.

The Parties recognize that the Product – a form of vasoactive intestinal peptide (VIP) – is a generic product, sold by multiple drug substance suppliers in multiple countries, and is currently listed in the FDA “Bulks” list for sale by any compounding pharmacy. The Parties further recognize that:

•

Relief owns U.S. Patent No. 8,178,489 and related patents derived from U.S. Patent Appl. Serial No. 11/817,867 and its international counterparts that cover certain formulations of the Product but does not cover either its use or composition of matter;

•	it would be in their mutual interest for Relief to obtain additional IP and a patent term extension related to the Product;

•	Relief has certain Information that may be useful in commercializing the Product; and

•	NeuroRx has Information, included or embodied in United States IND 149,152, 151,070 and related documents filed with the FDA.

12.2.

NeuroRx’s Commercialization Plan for the NeuroRx Territory shall (i) include a branding plan, sales team information, pricing and market research, documentation of advanced purchase orders, forward contracts, bulk supply arrangements, distribution arrangements, and other topics customary for the commercialization of a pharmaceutical product in the United States. NeuroRx will choose a name, with Relief’s consultation that meets FDA approval. For the avoidance of doubt, Relief shall have sole right to identify commercialization partners everywhere in the world other than the NeuroRx Territory, which shall be subject to the terms of this Agreement. Both Relief and NeuroRx agree that this process shall be mediated by a Person with recognized expertise in pharmaceutical industry asset licensing or acquisition.

12.3.

If either Relief or NeuroRx wants to expand the Product franchise outside the scope of the Collaboration in its respective Territory, it shall be entitled to keep 100% of the Revenues. Neither party may expand into the other’s Territory without the other’s permission.

12.4.	NeuroRx and Relief shall each maintain clinical trials insurance that covers all subjects enrolled in clinical development activities conducted by the respective Party.

12.5.

Relief agrees that it shall fund the costs associated with the clinical development of the inhaled Product in the United States in reliance upon NeuroRx’s agreement to conduct, manage, supervise and oversee said clinical development. Should Relief not fund the clinical development costs, NeuroRx shall have the freedom to bring a replacement investor.

12.6.

The Parties will form a JSC to coordinate the activities between the Parties with regard to each Party’s respective Territory. The JSC shall not have governing authority, and will be limited to an advisory capacity and will not have any governing or decision-making authority. The main role of the JSC is to ensure that neither Party undertakes regulatory actions that could adversely affect the other Party (e.g., failure to report adverse events and other issues that arise in the Parties’ respective Territories that would reasonably be likely to impact the other Party or the Product. For clarity, each Party will have the right to have final say with regard to its own respective Territory.

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13.	Choice of Law, Venue, Dispute Resolution, and Miscellaneous

13.1.

Any disputes arising from this Agreement shall be addressed first by escalating to senior executives of each Party for resolution over the course of a period of 30 days (or another mutually agreed period of time) except with regards to disputes over alleged or possible violations of law or public policy or involving matters of national security.

This Agreement and all questions regarding its validity or interpretation, or the performance or breach of this Agreement, shall be governed by and construed and enforced in accordance with the laws of New York, without reference to conflicts of laws principles. Venue shall be in the courts of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of New York.

13.2.

The section headings in this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the words “Subject to further discussion between the Parties”, “mutually agreed to by the Parties” or words of other similar import, shall each be deemed to be followed by the phrase “each of the Parties acting reasonably and in good faith, consistent with the principles set forth in this Agreement”, (c) the word “commercialization” shall be deemed to also reflect the words “or other monetization”, (d) references to the singular shall include the plural and vice versa; (e) references to masculine, feminine and neuter pronouns and expressions shall be interchangeable; and (f) the words “herein” or “hereunder” relate to this Agreement. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Collaboration is fulfilled to the extent possible.

13.3.

This Agreement will be publicly disclosed by the parties as required by law, with the prior written consent of the parties. Specifically, this Agreement may be disclosed (a) to potential future investors who sign a nondisclosure agreement and (b) if required in connection with NeuroRx going public or merging with a public company and in connection with required public filings of Relief. The Parties agree that this Agreement constitutes a binding legal obligation of the Parties; provided that if the Parties fail to receive any approvals, clearances or other permission necessary to proceed with respect to the Collaboration contemplated herein, the Parties will make the necessary amendments hereto to obtain approvals.

13.4.

No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both Parties; or, in the case of a waiver, by the Party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior understandings or agreements, whether written or oral, and there no promises, agreements, conditions, undertakings, warranties, or representations (whether oral or written, express or implied) between them other than as herein set forth. Neither Party shall assign or transfer this Agreement or any of its rights or obligations hereunder, in whole or in part, without the prior

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written consent of the other Party; provided that either Party may assign or transfer this Agreement or any or all of its rights or obligations under this Agreement from time to time without consent: (a) to an Affiliate; or (b) to an acquirer of all or substantially all of such Party’s business, equity or assets. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. There are no third party beneficiaries to this Agreement and nothing contained in this Agreement is intended to or shall be interpreted to create any third party beneficiary claims. Each of the Parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties hereto and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any provisions of this Agreement.

13.5.

Each Party represents to the other that (i) it is not aware of any facts which would give rise to a cause of action related to the prior activities between the Parties and the COVID-19 drug, and (ii) it has no claims against the other based on facts which are known.

13.6.	Any costs with respect to binding arbitration or mediation shall be shared on a 50/50 basis by the Parties.

[signature page follows]

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Acknowledged and Agreed:

/s/ Raghuram Selvaraju
Relief Therapeutics Holding AG
By:	Raghuram Selvaraju, Ph.D. Chairman of the Board

/s/ Peter de Svastich
Therametrics Discovery AG
By:	Peter de Svastich
Director

/s/ Jonathan C. Javitt
NeuroRx, Inc.
By:	Jonathan C. Javitt, M.D., M.P.H.
Chairman and CEO

Date:	September 18, 2020

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SCHEDULE A – PRIOR IP

US Trademark Application No. 88875871, “SAMIVIP”, filed April 17, 2020

US Trademark Application No. 90087709, “SAMIVIR”, filed August 2, 2020

US Trademark Application No. 90110838, “RLF-100”, filed August 13, 2020

US Trademark Application No. 90179858, “SAMIAIR”, filed September 14, 2020

US Provisional Patent Application entitled “Compositions and Methods for Treating COPD and Other Pulmonary Disorders Using Vasoactive Intestinal Peptide” (currently in draft)

US Provisional Patent Application entitled “Compositions and Methods for Improving Quality of Life in Critical Care Patients Using Vasoactive Intestinal Peptide” (currently in draft)

US Provisional Patent Application entitled “Direct Central Nervous System Delivery of Vasoactive Intestinal Peptide for Treatment and Prevention of Neurological Disorders” (currently in draft)

Know-how relating to formulation, storage and intravenous delivery of Vasoactive Intestinal Peptide (aviptadil)

Know-how relating to formulation, storage and inhalation delivery of Vasoactive Intestinal Peptide (aviptadil)

SCHEDULE B – PRIOR PUBLICATIONS

1.

Youssef, Jihad G. and Al-Saadi, Mukthar and Zahiruddin, Faisal and Beshay, Sarah and Bitar, Mohammad and Javitt, Jonathan, Rapid Recovery from COVID-19 Respiratory Failure with Comorbidity in 21 Patients Treated with Vasoactive Intestinal Peptide. THELANCET-D-20-16032, Available at SSRN: https://ssrn.com/abstract=3679909

2.	Javitt, Jonathan and Youssef, Jihad G., VIP: A COVID-19 Therapeutic that Blocks Coronavirus Replication (August 9, 2020). Available at SSRN: https://ssrn.com/abstract=3670129

3.

Youssef, Jihad G. and Said, Sami and Youssef, George and Javitt, Matthew J. and Javitt, Jonathan, Treatment of Sepsis-related Acute Respiratory Distress Syndrome with Vasoactive Intestinal Peptide (July 29, 2020). Available at SSRN: https://ssrn.com/abstract=3662952 or http://dx.doi.org/10.2139/ssrn.3662952

Note: These publications may be elsewhere on the internet in earlier forms

SCHEDULE C – PRIOR FUNDING SOURCES

NeuroRx, Inc.

BOARD RESOLUTION

APPROVING AGREEMENT

The undersigned, as Directors of Relief Therapeutics Holding Aktiengesellschaft and its wholly owned subsidiary Therametrics Discovery Aktiengesellschaft (collectively, the “Company”), hereby attest that the following resolution was adopted by the Board of Directors of the Company in accordance with applicable law:

RESOLVED, that the Collaboration Agreement presented to the Board of Directors in the form of Exhibit A hereto is hereby approved, and the officers of the Company are, and each individually is, authorized and instructed, for and in the name of the Company to execute and deliver such Agreement in substantially the form that was presented to the Board of Directors as contained in Exhibit A, with such changes thereto as the person executing the same shall approve, such approval to be conclusively evidenced by the execution and delivery thereof.

RESOLVED, that the Directors of this Company are, and each acting alone is, hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as such Directors shall deem necessary or advisable, to carry out the purposes and intent of the foregoing resolutions.

RESOLVED FURTHER, that any once executed by Ram Selvaraju and Peter de Svastich, the Collaboration Agreement shall become a legally binding and enforceable obligation of the Company in accordance with its terms.

/s/ Ram Selvaraju
Ram Selvaraju, Director

/s/ Peter de Svastich
Peter de Svastich, Director